Exhibit 10.3
PROSPER MARKETPLACE, INC.
LONG-TERM CASH INCENTIVE PLAN

1.PURPOSE

The purpose of the Prosper Marketplace, Inc. Long-Term Cash Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward tenured eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below) by Prosper Marketplace, Inc. (together with its subsidiaries, the “Company”).
2.DEFINITIONS
The following definitions shall be applicable throughout the Plan:
(a)“Award” means the amount of cash incentive payable under the Plan to a Participant with respect to a Performance Period.
(b)“Base Salary” means a Participant’s annual base salary (adjusted for any less than full-time employment) during the first year of the Performance Period to which an Award relates, determined on a payroll-by-payroll basis based on the amount actually paid to Participant during such year, excluding, for the avoidance of doubt, (i) any compensation other than regular base salary and (ii) any temporary salary adjustments in effect during the Performance Period. Except as otherwise required by applicable law or as determined by the Committee, Base Salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s Base Salary at any time based on such factors as the Company shall in its discretion determine appropriate.
(c)“Board” means the Board of Directors of the Company, as constituted from time to time.
(d)“Change in Control” means the occurrence of any of the following:
(i)any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)), other than any person who currently owns more than a majority of the Company’s Common Stock, becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control;
(ii)a consolidation or merger of the Company with or into another entity, unless the stockholders of the Company immediately before such consolidation or merger own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger;
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(iii)the sale of all or substantially all of the assets of the Company; or
(iv)the liquidation, dissolution or winding up of the entity.
Notwithstanding anything to the contrary, (x) a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; and (y) to the extent necessary to avoid the imposition of taxes and penalties under Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of the Plan unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Code Section 409A shall not be deemed to constitute a Change in Control.
(e)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f)“Committee” means the Compensation Committee of the Board unless another committee is designated by the Board, or if there is no Compensation Committee or other designated committee, the full Board. As of the Effective Date, the Plan shall be administered by the Compensation Committee of the Board.
(g)“Effective Date” means November 5, 2020.
(h)“Executive Officers” shall mean the Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer, Chief Technology Officer, General Counsel and Secretary, President, Chief Operating Officer, Chief Marketing Officer, any other C-level officer that reports directly to the CEO, in each case as may serve from time to time, any executive vice president of the Company, or any vice president of the Company.
(i)“Participant” means any Executive Officer of the Company who meets the eligibility requirements set forth in Section 4.
(j)“Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more criteria and any adjustment(s) thereto established by the Committee. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, and/or (v) on a pre-tax or after-tax basis.

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(k)“Performance Period” means a series of successive two (2) year periods commencing as of January 1, 2020. The first Performance Period shall begin as of January 1, 2020, and end on December 31, 2021, or such shorter period as determined by the Committee in its sole discretion from time to time with respect to all or certain Participants.
3.ADMINISTRATION
The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals and Performance Periods, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
4.ELIGIBILITY
Executive Officers shall participate in this Plan with respect to each Performance Period, provided the Committee has not, in its sole discretion, determined otherwise and that each such Executive Officer meets the following conditions:
(a)has been employed with the Company for at least thirty-six (36) months as of the date the Award is paid;
(b)is a part-time or full-time regular employee of the Company through, and as of, the date of the payment of the Award; and
(c)is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.
Notwithstanding anything herein to the contrary, participation in a Performance Period does not guarantee participation in any future Performance Period.
5.AMOUNT OF AWARDS
With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target (which may be, but is not required to be, based on the Participant’s Base Salary) for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s); provided, however, that unless the Committee determines otherwise, each Participant’s incentive target shall be based on their Base Salary, as follows:

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Title	Incentive Target (% of Base Salary)
CEO, CFO, CTO, Other C-level Officers, GC	150%
EVP / Direct Report to CEO	100%
VP	75%

The Committee may vary from these guidelines on a case-by-case basis, including without limitation the incentive targets applicable to certain Participants.
Awards may be pro-rated on any basis determined appropriate in the Committee’s discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, Participants on a leave of absence for all or any portion of a Performance Period, or Participants working less than full-time. The Committee reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.
Unless the Committee determines otherwise, an employee who first becomes an Executive Officer after the start of any Performance Period but during the first calendar year thereof shall become eligible for an Award with respect to such Performance Period, subject to such Executive Officer’s having been employed with the Company for at least thirty-six (36) months as of the date the Award is paid, and provided that such initial Award shall be pro-rated to exclude the portion of such Performance Period prior to such Executive Officer’s participation in the Plan.
6.PAYMENT OF AWARDS
(a)Unless otherwise determined by the Committee or as set forth in an individual agreement between the Company and a Participant, a Participant must be actively employed and in good standing with the Company on the date the Award is paid. The Committee may make exceptions to this requirement, including without limitation in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.
(b)Any distribution made under the Plan shall be made in cash and shall occur within a reasonable period of time after the end of the Performance Period to which such Award relates, which shall initially be March 15 of the calendar year following the end of the Performance Period, unless otherwise determined by the Committee. Notwithstanding anything herein to the foregoing, (i) no Award shall be considered earned or payable under the terms of the Plan if the Board determines in its sole discretion, based on recommendation from Company management and/or the Committee, that issuance of the Award would have a material adverse impact on either the business outlook or the liquidity assessment of the Company; and (ii) in order to comply with the short-term deferral exception under Code Section 409A, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (x) the end of the Company’s latest taxable year to which such Award relates or (y) the end of the latest calendar year to which such Award relates, or shall otherwise be structured to comply with, or be exempt from, Code Section 409A.

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(c)In the event the Committee has determined that Awards should be paid (including on a delayed basis) to Participants based on the achievement of the applicable Performance Goals with respect to a Performance Period but a Change in Control of the Company occurs prior to the payment thereof, each such payment such be due no later than the date of the closing of the Change in Control.
7.GENERAL
(a)TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any applicable taxes, and any other deductions, required to be withheld with respect to such payments. The Company also may withhold such amounts from any other amount payable by the Company or any affiliate to the Participant, subject to compliance with applicable laws.
(b)CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.
(c)BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative, legal beneficiary or estate, as applicable. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.
(d)NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.
(e)SUCCESSOR. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
(f)EXPENSES. The expenses of administering the Plan shall be borne by the Company.
(g)TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
(h)INTENT. It is the intent of this Plan that all payments hereunder be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be

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subject to the adverse tax penalties imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt. The Company and each Participant will work together in good faith to consider amendments to the Plan or revisions to the Plan with respect to the payment of any Awards under the Plan, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A.
(i)GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable federal law.
(j)AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, subject to applicable law.
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